EXHIBIT 99.1

Duluth Holdings Announces Appointment of Susan Riley to Its Board of Directors

Mount Horeb, WI – June 22, 2022 – Duluth Holdings Inc. (dba, Duluth Trading Company) (“Duluth Trading”) (NASDAQ: DLTH), a lifestyle brand of men’s and women’s casual wear, workwear and accessories, announced today the appointment of Ms. Susan Riley to its Board of Directors effective June 27, 2022.

Steve Schlecht, Duluth’s Chairman and Founder, said, “I am pleased to welcome Susan Riley to the Board of Directors. Susan complements our board with significant financial, governance, and operational expertise. Susan’s leadership acumen and seasoned experience will add outstanding value.”

Susan Riley is a seasoned executive with extensive board and governance experience, and more than 30 years of financial and operational leadership in retail, consumer products, medical and cosmetic industries. Susan most recently served as Interim President and Chief Executive Officer at PJM Interconnection, LLC, a regional transmission organization that coordinates the movement of wholesale electricity. A focused leader, Susan’s financial work within diverse environments and structures helped her develop the ability to quickly assess complex situations, and to address the most compelling issues with a strong track record of proven results. Her expertise includes major financial and operational restructurings, regulatory and disclosure compliance, strategic diversification, mergers and expanding global operations.

Ms. Riley said, “Like so many, I have watched Duluth with great interest, and am excited to join the Board at a pivotal time in the company’s growth”, Riley said. “I look forward to working with the Board and management team, and the opportunity to lend my voice and experience.”

About Duluth Trading

Duluth Trading is a lifestyle brand for the Modern, Self-Reliant American. Based in Mount Horeb, Wisconsin, we offer high quality, solution-based casual wear, workwear and accessories for men and women who lead a hands-on lifestyle and who value a job well-done. We provide our customers an engaging and entertaining experience. Our marketing incorporates humor and storytelling that conveys the uniqueness of our products in a distinctive, fun way, and are available through our content-rich website, catalogs, and “store like no other” retail locations. We are committed to outstanding customer service backed by our “No Bull Guarantee” - if it’s not right, we’ll fix it. Visit our website at http://www.duluthtrading.com.

Investor Contact:

ICR, Inc.

646-277-1200

DuluthIR@icrinc.com